Exhibit 10.18

EXECUTION VERSION

ASSET MANAGEMENT AGREEMENT

This ASSET MANAGEMENT AGREEMENT (this “Agreement”) dated December 31, 2011, is made and entered into by and between NEDAK Ethanol, LLC, a Nebraska limited liability company, (“NEDAK”), and Tenaska BioFuels LLC, a Delaware limited liability company (“Tenaska”).  NEDAK and Tenaska are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, NEDAK owns and operates an Ethanol production plant located near Atkinson, Nebraska (the “Plant”);

WHEREAS, Tenaska is in the business of purchasing and selling agricultural and energy related commodities.

WHEREAS, the Parties desire to enter into an arrangement whereby NEDAK will provide to Tenaska services to convert corn, natural gas and natural gasoline into Ethanol and DGS, and Tenaska will pay NEDAK for such services according to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.           Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1:

“Actual Processing Yield” shall have the meaning set forth in Section 9(a).

“Agreement” shall have the meaning set forth in the introductory paragraph of this Agreement.

"Applicable Law" means any and all federal, state, regional or local statutes, laws, municipal charter provisions, regulations, ordinances, rules, mandates, judgments, orders, decrees, Governmental Approvals, codes, licenses or permit requirements or other governmental requirements or restrictions, or any interpretation or administration of any of the foregoing by any Governmental Authority, that apply to the facilities, services or obligations of either Party under this Agreement, whether now or hereafter in effect.

“Bankruptcy Proceeding” means with respect to a Party or entity, such Party or entity (a) makes an assignment or any general arrangement for the benefit of creditors, or (b) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy or similar law for the protection of creditors, or has such a petition filed against it.

EXECUTION VERSION

“Bushel” means a bushel of grade #2 yellow corn weighing fifty-six (56) pounds and otherwise satisfying the Quality Specifications.

“Business Day” means any day on which the Federal Reserve member banks in New York City are open for business.  A Business Day shall run from 8:00 a.m. to 5:00 p.m. Central Time.

“CBOT” means the Chicago Board of Trade.

“Claims” means all claims, demands, actions, and causes of action, including, without limitation, those arising from property damage, bodily injury or death of third parties, and any costs and expenses in connection therewith or related thereto.

“Confidential Information” shall have the meaning set forth in Section 36(a).

“Crush Margin” shall have the meaning set forth in Section 18.

“Defaulting Party” shall have the meaning set forth in Section 25(a).

“Determined Claim” shall have the meaning set forth in Section 8(b).

“DGS” means dried or wet distillers grains with solubles which meet the applicable Quality Specifications.

“Effective Date” shall have the meaning set forth in Section 42.

“Event of Default” shall have the meaning set forth in Section 25(a).

“Ethanol” means denatured ethanol as measured in net gallons which meets the applicable Quality Specifications.

“Facility” means the Plant and NEDAK’s transloading facility located near O’Neil, Nebraska.

“Force Majeure” means an event or circumstance which prevents one Party (the “Claiming Party”) from performing its obligations under this Agreement, which is not within the reasonable control of, or the result of the negligence of, the Claiming Party, and which by the exercise of due diligence, the Claiming Party is unable to overcome or avoid or cause to be avoided.  Notwithstanding the foregoing, Force Majeure shall not include (a) failure of performance of any third party, including any third party selling or delivering corn to the Facility or buying or receiving Products from the Facility, except to the extent that such failure was caused by an event that would otherwise constitute Force Majeure hereunder; (b) the inability of NEDAK or the Facility to meet the requirements of Applicable Law or to obtain, maintain, or comply with all Governmental Approvals required under Applicable Law (whether such Applicable Law is in effect on the Effective Date or is subsequently amended, modified, enacted, or promulgated); or (c) economic reasons.

EXECUTION VERSION

"Good Operating Practices" means generally accepted and sound practices in the ethanol industry, methods and acts applicable to similarly situated ethanol facilities in the United States which at a particular time, in the exercise of reasonable judgment in light of the facts known at the time a decision is made, would be expected to accomplish the desired result in a manner consistent in all material respects with Applicable Law, reliability, safety, environmental protection, economy and expedition.  With respect to the Facility, Good Operating Practices include, but are not limited to, taking reasonable steps to ensure that:

(a)           Adequate materials, equipment redundancy, spare parts, resources and supplies, in sufficient reliable volumes and quality, are available to meet the Facility's needs under normal conditions;

(b)           Sufficient qualified operating, maintenance and supervisory personnel are available and adequately experienced and trained to operate, maintain and supervise the Facility properly, efficiently and within manufacturer's guidelines and specifications;

(c)           Preventive, routine and non-routine maintenance and repairs are performed on a basis that ensures reliable long-term and safe operation, and are performed by knowledgeable, trained and experienced personnel utilizing proper equipment, tools and procedures;

(d)           Appropriate monitoring and testing are done periodically to ensure that equipment and systems are functioning as designed and to provide assurance that equipment and systems will function properly under normal conditions and emergency conditions; and

(e)           Equipment and systems are operated in a safe manner and in a manner safe to workers, the general public and the environment and with regard to design and operating limitations.

"Governmental Approval" means any and all licenses, permits, franchises, agreements, approvals, authorizations, consents, waivers, rights, exemptions, releases, variances, exceptions, or order of or issued by, or filings with, or notice to, any Governmental Authority under Applicable Law.

"Governmental Authority" means any national, state, regional or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, executive, legislative, administrative, public or statutory instrumentality, authority, body, agency, department, bureau or entity or any arbitrator with authority to bind a party at law.

“Guaranteed Processing Yield” shall have the meaning set forth in Section 9(a).

“Hedged Volumes” shall have the meaning set forth in Section 19(a).

EXECUTION VERSION

“Minimum Crush Margin” shall have the meaning set forth in Section 3.

“[*]” shall have the meaning set forth in Section 18.

“Non-Defaulting Party” shall have the meaning set forth in Section 25(b).

“NYMEX” shall mean the New York Mercantile Exchange.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Plant” shall have the meaning set forth in the recitals of this Agreement.

“Processing Day” means the period consisting of all consecutive hours from 6:00 a.m. Central Time on a calendar day to 5:59:59 a.m. Central Time on the immediately following calendar day, during the Term, during which the Plant processes corn pursuant to this Agreement.

“Production Month” means any calendar month during the Term of this Agreement during which corn and natural gas are converted into the Products pursuant to this Agreement.

“Products” shall mean Ethanol and DGS produced at the Plant as a result of processing corn, natural gas and natural gasoline pursuant to this Agreement.

“Quality Specifications” means (a) with respect to Ethanol, the quality specifications identified by number “ASTM D 4806”, as established by ASTM International (or any successor thereto), as such are in effect of the relevant date of transfer of control of Ethanol as set forth in this Agreement, (b) with respect to DGS, the applicable quality specifications set forth in Exhibit A hereto, and (c) with respect to corn, the applicable quality specifications set forth in Exhibit A hereto.

“Senior Lender” means AgCountry Farm Credit Services, FLCA, a federal land credit association organized under the laws of the United States.

“Tank Bottoms” means the last 87,000 gallons of Ethanol in the storage tank located at NEDAK’s transloading facility located near O’Neil, Nebraska.

“Tax” means any or all taxes, governmental charges, licenses, fees permits and assessments, or increases therein, other than taxes based on net income or net worth.

“Tenaska Fee” shall have the meaning set forth in Section 18.

“Term” shall have the meaning set forth in Section 42.

“Termination Payment” means an amount equal to the economic loss, if any, to the Non-Defaulting Party, plus any costs and expenses incurred by the Non-Defaulting Party,

NEDAK ETHANOL, LLC HAS REQUESTED THAT THE PORTIONS OF THIS DOCUMENT DENOTED BY BOXES AND ASTERISKS BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 PROMULGA1ED UNDER THE SECURITIES EXCHANGE ACT OF 1934.

EXECUTION VERSION

resulting from the termination of this Agreement, determined by the Non-Defaulting Party in a commercially reasonable manner.

“Tolling Payment” shall have the meaning set forth in Section 18.

“[*]” shall have the meaning set forth in Section 18.

“[*]” shall have the meaning set forth in Section 26.

“Work-in-Process” shall have the meaning set forth in Section 18(b).

“Yield Default” shall have the meaning set forth in Section 9(b).

“Yield Penalty” shall have the meaning set forth in Section 9(b).

2.           Obligations of the Parties.  The Parties shall have the following obligations:  (a) NEDAK shall cooperate with Tenaska’s efforts to procure corn, natural gas and natural gasoline to be owned by Tenaska and to be delivered to the Plant; (b) NEDAK shall process the corn, natural gas and natural gasoline at the Plant to produce the Products; (c) NEDAK shall cooperate with Tenaska’s efforts to sell the Products to third parties; and (d) Tenaska shall pay NEDAK fees set forth in Section 18, each in accordance with the terms and conditions of this Agreement.

3.           Minimum Crush Margin.  During the Term of this Agreement, the Parties will regularly communicate regarding what the Crush Margin is expected to be for a given period of time.  From time to time, NEDAK shall inform Tenaska of the minimum Crush Margin that is acceptable to NEDAK (the “Minimum Crush Margin”).  [*]  If Tenaska subsequently estimates that the Crush Margin will be below the Minimum Crush Margin, then Tenaska shall notify NEDAK thereof and NEDAK shall notify Tenaska whether or not NEDAK is willing to temporarily operate the Plant in such conditions.

Corn Procurement.  To procure the appropriate amount of corn to be processed at the Plant, Tenaska will provide bid prices to the marketplace and will contract with third parties to purchase corn and have such corn delivered directly to the Plant or to designated contracted third party facilities that may redeliver corn to the Plant as needed for production.  Tenaska shall be the sole named purchaser on any contract to purchase corn as described herein, and NEDAK shall not be authorized to purchase corn on behalf of Tenaska for purposes of this Agreement.  Tenaska shall be responsible for procuring all transportation related to transporting corn to the Plant.  The Parties shall cooperate to schedule all transportation for deliveries of corn to the Plant.  Tenaska shall utilize its best efforts to procure corn that meets the applicable Quality Specifications; provided, however, that from time to time, the Parties may agree to the procurement of lower quality corn which shall be subject to a discount schedule that is agreed to by the Parties.

NEDAK ETHANOL, LLC HAS REQUESTED THAT THE PORTIONS OF THIS DOCUMENT DENOTED BY BOXES AND ASTERISKS BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 PROMULGA1ED UNDER THE SECURITIES EXCHANGE ACT OF 1934.

EXECUTION VERSION

For the avoidance of doubt, if the specifications of any corn that Tenaska proposes to procure are too low in NEDAK’s sole discretion, then NEDAK may instruct Tenaska not to procure such corn for processing at the Plant.

4.           Natural Gas Procurement.

(a)           Tenaska shall purchase the appropriate amount of natural gas to be delivered by Kinder Morgan Pipeline to the Plant to be used by NEDAK in the conversion process described in this Agreement.  Tenaska or an affiliate of Tenaska shall be the sole named purchaser on any contract to purchase such natural gas, and NEDAK shall not be authorized to purchase natural gas on behalf of Tenaska for purposes of this Agreement.

(b)           The Parties shall cooperate to assign or release (as applicable) the transportation capacity on Kinder Morgan Pipeline from NEDAK to Tenaska or an affiliate of Tenaska for the Term of this Agreement to ensure compliance with the “shipper-must-have-title” rule enforced by the Federal Energy Regulatory Commission, and the Parties shall cooperate and take any other actions necessary to ensure compliance with all other Applicable Laws related to transporting the natural gas to the Plant.

(c)           NEDAK shall be solely responsible for all costs associated with such natural gas transportation capacity including, but not limited to, reservation charges, fuel charges and injection and withdrawal charges assessed by the transportation provider pursuant to the applicable transportation contract, during the period of time such transportation capacity is released to Tenaska or that may be billed in arrears pursuant to such transportation contract for services rendered during such release term.  NEDAK shall arrange for direct invoicing by the transportation provider to NEDAK for such costs, and NEDAK shall provide copies of such invoices to Tenaska as soon as practicable after receipt thereof.  NEDAK shall be solely responsible for all taxes, including but not limited to all property and ad valorem taxes, associated with such natural gas transportation capacity and relating to the period of time such transportation capacity is released to Tenaska, whether such taxes are assessed during such period or billed in arrears subsequent to such period, and NEDAK shall reimburse Tenaska if Tenaska is required to pay any such taxes to the taxing authority.  At the end of the Term of this Agreement, the Parties shall cooperate to ensure that NEDAK shall reacquire such natural gas transportation capacity, and such covenant by each Party shall survive the expiration or termination of this Agreement.

5.           Natural Gasoline Procurement. Tenaska shall be solely responsible for purchasing natural gasoline to be used at the Plant as a denaturant of the Ethanol produced pursuant to this Agreement.  Tenaska shall be the sole named purchaser on any contract to purchase such natural gasoline, and NEDAK shall not be authorized to purchase natural gasoline on behalf of Tenaska for purposes of this Agreement.  Tenaska shall be responsible for procuring and scheduling all transportation related to transporting natural gasoline to the Plant.

6.           Title; Risk of Loss.  Tenaska shall have title to all corn, natural gas and natural gasoline delivered to the Plant for processing pursuant to this Agreement and shall retain

EXECUTION VERSION

title throughout processing and while such commodities are being held in inventory at the Facility.  Control and risk of loss of such corn and natural gasoline shall pass from Tenaska to NEDAK upon delivery thereof at the Plant. Control and risk of loss of such natural gas shall pass from Tenaska to NEDAK at the point of interconnection of the Kinder Morgan natural gas pipeline and the natural gas pipeline lateral to the Plant which is owned by NEDAK. NEDAK shall retain control and risk of loss of such corn, natural gasoline and natural gas throughout processing.  Tenaska shall have title to all Products produced by the Plant pursuant to this Agreement and held in inventory at the Facility.  NEDAK shall retain control and risk of loss of such Products as follows:  (i) with respect to trucks that are loaded at the Plant and then travel to NEDAK’s trans-loading facility for loading into railcars, control and risk of loss of such Products shall pass from NEDAK to Tenaska at the point at which such Products leave the premises of such trans-loading facility; and (ii) with respect to trucks that are loaded at the Plant and then travel directly to a third-party purchaser for delivery, control and risk of loss of such Products shall pass from NEDAK to Tenaska at the point at which such Products leave the premises of  the Plant.  This Section 7 shall survive the expiration or termination of this Agreement.

7.           Insurance.

(a)           NEDAK shall maintain the following insurance throughout the Term of this Agreement:

(i)
“All-Risk” Property Insurance covering the Facility for the full replacement cost.  The all-risk property insurance coverage shall also cover the corn, natural gas and natural gasoline that is delivered to the Facility pursuant to this Agreement, as well as all Products produced pursuant to this Agreement at the then-current market value of such products at the time of loss.  Tenaska shall be named as the loss payee for any claims for loss or damage to the corn, natural gas and natural gasoline or the Products.

(ii)
Workers’ Compensation and Employer’s Liability Insurance providing statutory benefits in accordance with the laws of the state where the work is being performed with minimum limits of $[*]  each accident bodily injury by accident, $[*] each employee bodily injury by disease and $[*] policy limit bodily injury by disease.

(iii)
Commercial General Liability Insurance including premises and operations, third party bodily injury and property damage, broad form contractual liability coverage, products and completed operations, coverage for explosion, collapse and underground hazards, independent contractors coverage with minimum limits of $[*] per occurrence.

NEDAK ETHANOL, LLC HAS REQUESTED THAT THE PORTIONS OF THIS DOCUMENT DENOTED BY BOXES AND ASTERISKS BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 PROMULGA1ED UNDER THE SECURITIES EXCHANGE ACT OF 1934.

EXECUTION VERSION

(iv)
Comprehensive Automobile  Liability Insurance for coverage of owned, non-owned and hired vehicles, trailers, semi-trailers designed for travel on public roads, whether licensed or not, with a minimum combined single limit of $[*] per occurrence for bodily injury, including death and property damage.

(v)	Excess or Umbrella Liability Insurance including Employer’s Liability Insurance over and above the limits specified in (ii), (iii) and (iv) above with a minimum limit of $[*] per occurrence.

(vi)
Business Interruption Insurance with a minimum overall policy limit of at least $[*], including lost business income and extra expenses due to a covered peril (including while in transit, and including extra expenses incurred by Tenaska (as an additional insured) including but not limited to those related to the termination or un-winding of any transactions or contracts entered into by Tenaska related to this Agreement), prohibition of access by a civil authority, loss of utilities, along with coverage for suspension of operations for pollutant clean-up or removal.

All insurance coverages shall be provided by insurers rated A- VIII or better by A.M. Best.   Tenaska shall be included as an additional insured on all polices except worker’s compensation.  Within thirty (30) days of the Effective Date, NEDAK shall deliver to Tenaska certificates indicating that the coverages required under this Agreement are in full force and effect.  Failure of NEDAK to maintain such insurance at any time during the Term of this Agreement shall be deemed to be an Event of Default hereunder subject to Section 25(a)(iii).  NEDAK shall be solely responsible for the payment of any and all deductibles under any insurance policies obtained by NEDAK to comply with this Section 8.

(b)           In the event that an occurrence or event occurs for which NEDAK files a claim with its insurance carrier under its business interruption insurance (or Tenaska files such claim as an additional insured), and such insurance carrier pays NEDAK any proceeds related to such claim, then in such case, irrespective of whether NEDAK has claimed that such occurrence or event constitutes Force Majeure under this Agreement, and irrespective of anything to the contrary in this Agreement, [*]  Any amount paid under any extra expense endorsement will be deemed to be a Determined Claim.  This Section 8(b) shall survive the expiration or termination of this Agreement.

NEDAK ETHANOL, LLC HAS REQUESTED THAT THE PORTIONS OF THIS DOCUMENT DENOTED BY BOXES AND ASTERISKS BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 PROMULGA1ED UNDER THE SECURITIES EXCHANGE ACT OF 1934.

EXECUTION VERSION

8.           Guaranteed Processing Yields.

(a)   NEDAK shall process all corn, natural gasoline, and natural gas delivered to the Plant pursuant to this Agreement into the Products.  NEDAK shall meet or exceed the following processing yields (each a “Guaranteed Processing Yield”) for the Products specified below:

Yield	Guaranteed Processing Yield
Ethanol vs. corn	[*] gallons (denatured) per Bushel
DGS vs. corn	[*] pounds per Bushel (DGS – dry) [*] pounds per Bushel (DGS – wet)

Tenaska will measure the processing yield for each day during the Term of the Agreement.  Tenaska will measure the processing yield for each of Ethanol vs. corn and DGS vs. corn (both dry and wet) to ensure that they meet the Guaranteed Processing Yields set forth above.  Tenaska will measure each respective processing yield by comparing (1) [*]; to (2) [*], all based on NEDAK’s books and records.  The processing yields as measured (absent manifest error) by Tenaska, shall be the “Actual Processing Yields”.

 (b)           If, at any time during the Term of this Agreement, the Actual Processing Yields averaged over any given week during the Term are not equal to or in excess of the Guaranteed Processing Yields (a “Yield Default”), then in such case Tenaska shall have the right to hire an independent inspector, at its sole expense, to inspect the Facility and all inventories held at the Facility pursuant to Section 27 of this Agreement, in order to determine the cause of the Yield Default.  Notwithstanding anything in this Agreement to the contrary, in the event that based on the findings of such independent inspector, Tenaska determines in its sole discretion that the cause of the Yield Default cannot be adequately cured by NEDAK within thirty (30) days of the inspection by the independent inspector, then such shall constitute an Event of Default with respect to NEDAK.

9.           Product Quality.

(a)           Products produced by the Plant shall meet all of the applicable Quality Specifications for such Products.  On each Business Day during the Term, NEDAK shall deliver to Tenaska (i) a certificate of analysis for all Ethanol produced by the Plant during the immediately preceding Processing Day(s); and (ii) the most recent feed quality guarantee (feed tag) for all DGS produced by the Plant during the period applicable to such feed quality guarantee.  Tenaska shall have the right to test and measure the

NEDAK ETHANOL, LLC HAS REQUESTED THAT THE PORTIONS OF THIS DOCUMENT DENOTED BY BOXES AND ASTERISKS BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 PROMULGA1ED UNDER THE SECURITIES EXCHANGE ACT OF 1934.

EXECUTION VERSION

Products held in inventory at the Facility at a reasonable frequency, and NEDAK shall provide Tenaska and its agents and representatives reasonable access to the Facility and the inventories of such Products to perform such testing; and such right shall survive the expiration or termination of this Agreement, but only for the period required for Tenaska to remove all products to which it has title pursuant to this Agreement from the Facility premises.  Such testing shall be performed at Tenaska’s sole cost.

(b)            In the event that any such quality tests performed by Tenaska in either (i) two (2) consecutive calendar months, or (ii) any three (3) calendar months within any rolling twelve (12) month period during the Term of this Agreement, reveal results that indicate any of such Products have failed to meet the Quality Specifications, then in such case Tenaska shall have the right to suspend the performance of its obligations under this Agreement.    Tenaska shall notify NEDAK in writing of such suspension. NEDAK shall immediately take all commercially reasonable action to correct the conditions giving rise to the delivery of the non-conforming Product.  Such suspension shall continue until NEDAK provides Tenaska with assurances in writing that are satisfactory to Tenaska in its reasonable judgment that the conditions causing delivery of non-conforming Product have been corrected and that NEDAK can and shall deliver Product meeting the Quality Specifications as required hereunder.   If (i) NEDAK fails to give such assurances within ten (10) days after the date of Tenaska’s notice of suspension, or (ii) within the ensuing thirty (30) days after such resumption of performance, any of the Products fail to meet the Quality Specifications, such shall constitute an Event of Default hereunder with respect to NEDAK.

(c)           NEDAK shall be liable to Tenaska for any out-of-pocket losses, costs, or damages incurred by Tenaska associated with such Products that do not meet the Quality Specifications.  This Section 10(c) shall survive the expiration or termination of this Agreement.

10.           Sale of DGS.

(a)           Tenaska shall, with the reasonable cooperation of NEDAK, sell the DGS produced by the Plant to one or more third parties, adjusting the balance of wet and dry DGS consistent with the risk policy drafted pursuant to Section 19(b) and the objective of maximizing net proceeds from DGS taking into account energy and transportation costs, contract term and potential impact on ethanol value (i.e. carbon footprint), if applicable.  Tenaska shall attempt to find potential purchasers of DGS in the market.  Tenaska shall be the sole named seller on any contract to sell such DGS.  NEDAK shall not be authorized to enter into any DGS sales transactions for its own account.

(b)           NEDAK agrees that it is not authorized to act as an agent on behalf of Tenaska to enter into any transaction, make any offer to purchase or sell any DGS, or take any other action to bind Tenaska, and agrees that it will not act in such capacity, nor represent to any third party that it is acting in such capacity on behalf of Tenaska.

EXECUTION VERSION

(c)           If any proposed DGS sales transaction is identified by NEDAK, then NEDAK shall notify Tenaska of (i) the identity of such potential purchaser, (ii) the proposed terms of the potential DGS sale transaction (including, but not limited to, price and quantity), and (iii) the relevant contact information for such potential purchaser, so that Tenaska may attempt to enter into a contract to sell DGS to such potential purchaser.

(d)           Tenaska may reject any particular potential purchaser of DGS if, in Tenaska’s sole discretion, Tenaska is not willing to (1) extend credit to such potential purchaser on terms that are no more restrictive than those extended to Tenaska’s other customers that have similar creditworthiness profiles; or (2) accept contract terms that are substantially similar to those that Tenaska utilizes for other similar commodities.

(e)           The Parties will work in good faith to establish credit with potential DGS buyers.  Such potential DGS buyers shall each be required to fully complete Tenaska’s credit application.  Upon receipt of a fully-completed credit application, Tenaska shall conduct its credit evaluation process.  To the extent Tenaska establishes a credit line for any such DGS buyer, then Tenaska shall communicate the limit of such credit line to NEDAK.  To the extent Tenaska decides not to establish a credit line for any such DGS buyer, then Tenaska shall communicate to NEDAK that such DGS buyer’s credit limit is zero dollars ($0).

11.           Sale of Ethanol.

(a)           Tenaska shall, with the reasonable cooperation of NEDAK, sell the Ethanol produced by the Plant to one or more third parties consistent with the risk policy drafted pursuant to Section 19(b) and the objective of maximizing net proceeds from Ethanol.  Tenaska shall attempt to find potential purchasers of Ethanol in the market. Tenaska shall be the sole named seller on any contract to sell such Ethanol.  NEDAK shall not be authorized to enter into any Ethanol sales transactions for its own account.

(b)           NEDAK agrees that it is not authorized to act as an agent on behalf of Tenaska to enter into any transaction, make any offer to purchase or sell any Ethanol, or take any other action to bind Tenaska, and agrees that it will not act in such capacity, nor represent to any third party that it is acting in such capacity on behalf of Tenaska.

(c)           If any proposed Ethanol sales transaction is identified by NEDAK, then NEDAK shall notify Tenaska of (i) the identity of such potential purchaser, (ii) the proposed terms of the potential Ethanol sale transaction (including, but not limited to, price and quantity), and (iii) the relevant contact information for such potential purchaser, so that Tenaska may attempt to enter into a contract to sell Ethanol to such potential purchaser.

(d)           Tenaska may reject any particular potential purchaser of Ethanol if,  in Tenaska’s sole discretion, Tenaska is not willing to (1) extend credit to such potential purchaser on terms similar to those extended to Tenaska’s other customers with similar creditworthiness profiles; or (2) accept contract terms that are substantially different than those Tenaska utilizes for other similar commodities.

EXECUTION VERSION

(e)           The Parties will work in good faith to establish credit with potential Ethanol buyers.  Such potential Ethanol buyers shall each be required to fully complete Tenaska’s credit application.  Upon receipt of a fully-completed credit application, Tenaska shall conduct its credit evaluation process.  To the extent Tenaska establishes a credit line for any such Ethanol buyer, Tenaska shall communicate the limit of such credit line to NEDAK.  To the extent Tenaska decides not to establish a credit line for any such Ethanol buyer, then Tenaska shall communicate to NEDAK that such Ethanol buyer’s credit limit is zero dollars ($0).

12.           Transportation of Products.  Tenaska shall be responsible for procuring and scheduling trucks and scheduling railcars procured by NEDAK to transport the Products from the Facility in a sufficient and timely manner.  For the sake of clarity, NEDAK shall be solely responsible for procuring and scheduling trucks that transport Products between  the Plant and NEDAK’s transloading facility.

13.           Assignment of Transactions In Effect On The Effective Date.  To the extent that as of the Effective Date, NEDAK has contracts or agreements for (i) the purchase of corn, natural gas, or natural gasoline; and/or (ii) the sale of Ethanol or DGS, in either case, pursuant to which deliveries are to continue to be made subsequent to the Effective Date, then NEDAK shall provide copies of such contracts or agreements to Tenaska.  If Tenaska determines in its sole discretion that it desires to take assignment of any such contracts or agreements for purposes of this Agreement, then Tenaska shall identify such contracts or agreements to NEDAK.   Such determination by Tenaska may be based on a number of factors, including but not limited to the terms and conditions of each such contract or agreement, and the creditworthiness of the respective counterparty to each such contract or agreement.  Once such contracts or agreements have been identified by Tenaska, NEDAK shall assign such contracts or agreements to Tenaska and Tenaska shall accept such assignment.  The assignment of such contracts will be subject to the respective counterparty to each such contract or agreement providing its written consent to such assignment (to the extent required by the terms of the respective contract or agreement).  To the extent such contracts and agreements are assigned from NEDAK to Tenaska, such contracts and agreements shall be performed in the normal course of business and shall be included in the calculation of the Crush Margin.  If Tenaska determines in its sole discretion that it desires not to take assignment of any such contracts or agreements for purposes of this Agreement, Tenaska will cooperate with NEDAK to provide for other market alternatives with respect to such contracts.

14.           Purchase of Inventories Upon The Effective Date. On the Effective Date, NEDAK shall sell to Tenaska and Tenaska shall purchase from NEDAK all corn, natural gasoline and Ethanol (except for the Tank Bottoms and except for any Ethanol to which Tenaska already has title pursuant to any transaction previously entered into between NEDAK and Tenaska), that are being held in inventory at the Facility as of 6:00 a.m. Central Time on the Effective Date.  The Parties shall cooperate to agree on the exact amounts of corn, natural gasoline and/or Ethanol that will be sold pursuant to this Section 15 (which may include a Tenaska representative overseeing and/or verifying inventory measurements).  The price that Tenaska shall pay to NEDAK for such products will be mutually agreed between the Parties and shall be based upon prevailing market rates in

EXECUTION VERSION

effect as of the Effective Date.  Title to all such corn, natural gasoline and Ethanol shall pass from NEDAK to Tenaska at the time the Parties execute and deliver to each other a written confirmation setting forth the amounts of such products being sold and the associated sales prices therefor.  Tenaska shall pay NEDAK the aggregate sales price for such products on the date that Tenaska pays NEDAK the first [*] as set forth in Section 18.  Such inventory of corn and natural gasoline shall be processed, and such inventory of Ethanol shall be sold pursuant to the terms of this Agreement, and all resulting proceeds shall be included in the calculation of the Crush Margin.

15.           Curtailment of Deliveries.  With respect to the sale of Products to third parties as contemplated in this Agreement, the Parties acknowledge and agree that because Tenaska will be bearing the credit risk of such third party purchasers, but NEDAK will be overseeing the loading of such Products for delivery from the Facility, Tenaska may instruct NEDAK at any time to immediately curtail deliveries of Products to any such third party purchaser (such instruction shall be provided by written notice (e-mail acceptable), from Tenaska to NEDAK), and NEDAK shall have the obligation to abide by such instruction.  In the event that Tenaska instructs NEDAK to immediately curtail deliveries of Products to any third party purchaser, and NEDAK fails to do so for whatever reason, if Tenaska suffers any economic loss as a result of such third party purchaser failing to pay Tenaska any amounts owed for such Products delivered after such instructions have been given by Tenaska to NEDAK, Tenaska shall have the right to set off the amount of such loss against any amount that Tenaska may owe to NEDAK under this Agreement.

16.           Renewable Identification Numbers.  Tenaska shall work with NEDAK (or its representative) to ensure that the proper documentation has been generated by NEDAK and delivered from NEDAK to Tenaska to properly create and transfer to Tenaska renewable identification numbers (RINS), associated with the Ethanol produced pursuant to this Agreement as required by the United States Environmental Protection Agency.  Upon the termination of this Agreement, the Parties shall cooperate to ensure that all information or records relating to the RINS as is reasonably necessary for NEDAK to comply with the requirements of the United States Environmental Protection Agency are passed from Tenaska to NEDAK.  Such obligation shall survive the termination of this Agreement.

17.           Payments and Fees.

(a)           The difference between the costs related to the feedstocks processed pursuant to this Agreement (i.e. corn, natural gas and natural gasoline), and the sales proceeds from the sale of the resulting Products will yield a crush margin (the “Crush Margin”).  A description of how the Crush Margin shall be calculated is set forth below in this Section 18.  From the Crush Margin, payments will be distributed to the Parties as described in this Section 18.  Tenaska will deduct and retain a fee (the “Tenaska Fee”) from the Crush

NEDAK ETHANOL, LLC HAS REQUESTED THAT THE PORTIONS OF THIS DOCUMENT DENOTED BY BOXES AND ASTERISKS BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 PROMULGA1ED UNDER THE SECURITIES EXCHANGE ACT OF 1934.
Margin, and will then pay to NEDAK the remainder of the Crush Margin (the “Tolling Payment”).  The Tolling Payment will be paid [*], followed by a [*].  Descriptions of how such amounts shall be calculated and paid are set forth below in this Section 18.

EXECUTION VERSION

(b)           For each Production Month during the Term of this Agreement, Tenaska shall calculate the Crush Margin as follows:

Crush Margin  =  [*]

Where:

[*]

 (c)           For each Production Month, based on the calculation of the Crush Margin, Tenaska shall deduct and retain the Tenaska Fee.  The Tenaska Fee shall be calculated as follows:

Tenaska Fee  = [*]

Where:

[*].

Crush Margin	Tf
$[*]	[*]
$[*]	[*]
Above $[*]	[*]

(d)           The Tolling Payment due to NEDAK shall equal [*] minus the Tenaska Fee.  On a [*] basis during the Term of this Agreement, Tenaska shall pay to NEDAK a portion of the Tolling Payment in the form of a [*.]  The [*] will be paid to NEDAK [*].  The Parties agree that the [*] will be based on [*]% of the estimated Crush Margin for the applicable month.  Tenaska may adjust the amount of the [*] if production volumes, yields or market prices are forecasted to be at levels that would result in an estimated aggregate crush margin (i.e. Crush Margin multiplied by the applicable volume), that would be less than [*].

(g)           The final settlement of the Tolling Payment will be finalized [*]

NEDAK ETHANOL, LLC HAS REQUESTED THAT THE PORTIONS OF THIS DOCUMENT DENOTED BY BOXES AND ASTERISKS BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 PROMULGA1ED UNDER THE SECURITIES EXCHANGE ACT OF 1934.

EXECUTION VERSION

18.           Hedged Volumes.

(a)           All transactions for the purchase of corn, natural gasoline and natural gas will be balanced with transactions for the sale of equivalent amounts of DGS and Ethanol in accordance with mutually agreed upon yield targets.   In the event that purchases and sales are not balanced, Tenaska will enter into financial derivative contracts to hedge the corresponding exposures.  It is the intent of the Parties that they maintain as flat of a position as possible and that they not engage in speculation with respect to such hedging decisions.  The amounts of corn, natural gasoline, natural gas, DGS and Ethanol that are hedged by Tenaska placing an order or orders on the CBOT, NYMEX or entering into one or more transactions with other third parties to lock-in a Crush Margin shall be referred to herein as the “Hedged Volumes”.

(b)           Tenaska and NEDAK will jointly draft a risk policy to provide guidelines for the volume and tenor of Hedged Volumes based upon market values for the estimated forward Crush Margin; provided, however, that in the event the Parties disagree regarding the application of such risk policy, Tenaska shall determine in its sole discretion the volume and tenor of forward positions.  Tenaska will be solely responsible for providing any required credit support and/or margin to any applicable trading exchange or counterparty for Hedged Volumes.

19.           Operational Costs and Expenses.  All costs and expenses related to the operation and maintenance of the Facility shall be the sole responsibility of NEDAK.  NEDAK shall indemnify, defend and hold harmless Tenaska from any and all such costs and expenses.  This Section 20 shall survive the expiration or termination of this Agreement.

20.           Operation of Facility.  NEDAK shall operate and maintain the Facility in accordance with Good Operating Practices, and shall ensure that all equipment installed in the Facility shall be suitable for the intended purpose, and shall meet the requirements of applicable codes and standards.

21.           Compliance with Applicable Law.  NEDAK shall operate and maintain the Facility in compliance with all Applicable Law.

22.           Governmental Approvals.  NEDAK agrees to seek, obtain, maintain, comply with and, as necessary, renew, replace, or modify from time to time, and in a timely manner, any and all Governmental Approvals, which are required by Applicable Law related to the operation of the Facility, as prerequisites to engaging in the activities contemplated in this Agreement.  The cost of compliance with all such Governmental Approvals shall be NEDAK’s sole responsibility.

23.           Force Majeure.  If either Party is rendered unable by Force Majeure to carry out, in whole or in part, its obligations hereunder, such Party shall provide notice and reasonably full details of the event to the other Party as soon as reasonably practicable after the occurrence of the event (but in no event later than twenty-four (24) hours of the

EXECUTION VERSION

initial occurrence thereof).  Such notice may be given verbally but shall be confirmed in writing as soon as practicable thereafter.  For so long as the event of Force Majeure is continuing, the obligations of the Party affected by the Force Majeure (other than the obligation to make payments hereunder) shall be suspended to the extent made necessary by the Force Majeure.  The Party claiming Force Majeure shall exercise commercially reasonable efforts to remedy the Force Majeure as soon as practicable and shall keep the other Party advised as to the continuance of the Force Majeure event.  If an event of Force Majeure persists for a continuous period of at least thirty (30) calendar days, then the Party not claiming Force Majeure shall have the option, upon three (3) Business Days’ prior written notice, to terminate this Agreement.  Such termination shall be without penalty or further liability of either Party.  Nothing herein shall be construed so as to obligate any Party to settle any strike, work stoppage or other labor dispute or disturbance or to make significant capital expenditures, except in the sole discretion of the Party experiencing such difficulty.

24.           Events of Default; Remedies.

(a)           An “Event of Default” shall mean, with respect to a Party (the “Defaulting Party”), the occurrence of any of the following:

(i)           the failure to make, when due, any payment required pursuant to this Agreement if such failure is not remedied within seven (7) Business Days after receipt of written notice;

(ii)           any representation or warranty made by such Party herein is false or misleading in any material respect when made or when deemed made or repeated;

(iii)           the failure to perform any material covenant or obligation set forth in this Agreement (except to the extent constituting a separate Event of Default) if such failure is not remedied within twenty (20) Business Days after written notice.

(iv)           such Party becomes the subject of a Bankruptcy Proceeding;

(v)           such Party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all of its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer, the resulting, surviving or transferee entity fails to assume all the obligations of such Party under this Agreement to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other Party; or

(vi)           an event as described in Section 9(b), or 10(b) occurs.

(b)           For so long as an Event of Default has occurred and is continuing, the other Party (the “Non-Defaulting Party”) shall have the right, in its sole discretion and upon written notice to the Defaulting Party, to (i) designate a day (by providing the Defaulting Party with written notice thereof), which such day shall be within 21 days after the delivery of such notice, upon which the Non-Defaulting Party will accelerate all amounts owing

EXECUTION VERSION

between the Parties through such day and liquidate and terminate this Agreement (as provided below); (ii) withhold payments due to the Defaulting Party under this Agreement; and/or (iii) suspend performance under this Agreement  (provided, however, that in no event shall any such withholding or suspension continue for longer than ten (10) Business Days unless the Non-Defaulting Party shall have already delivered the written notice contemplated in Section 25(b)(i) above concerning termination and liquidation of the Agreement). If the Non-Defaulting Party chooses to liquidate and terminate this Agreement, the Non-Defaulting Party shall calculate the Termination Payment resulting from the termination of this Agreement and deliver to the Defaulting Party a written invoice for such Termination Payment and showing, in reasonable detail, the calculation of such Termination Payment.  The Termination Payment shall be due from the Defaulting Party to the Non-Defaulting Party within five (5) days after the Non-Defaulting Party’s receipt of such invoice.

(c)           To the extent NEDAK is the Defaulting Party, Tenaska shall also be entitled to take any necessary action to repossess any corn, natural gas, natural gasoline, and any Products located at the Facility to which Tenaska has title, without having to initiate any action for replevin or otherwise, and NEDAK agrees to cooperate with Tenaska to effectuate such repossession by Tenaska.  This Section 25 shall survive the expiration or termination of this Agreement.

25.           Wind-Down.  In the event that either Party has delivered to the other Party notice of termination of this Agreement pursuant to its terms, or the Term of this Agreement will expire within thirty (30) or fewer days, then in such case the Parties agree to continue to perform their respective obligations under this Agreement until such time as such expiration or termination actually becomes effective; provided, however, [*]  At such time that Tenaska has calculated all [*], Tenaska shall prepare and deliver to NEDAK a written statement detailing all such [*] and accounting for the application and amounts [*].  Upon delivery of such written statement by Tenaska to NEDAK, Tenaska shall also deliver to NEDAK any remaining funds [*].  This Section 26 shall survive the expiration or termination of this Agreement.

26.           Access and Audit; Financial Reports and Financial Statements.

(a)           Tenaska and/or its designated representatives (including but not limited to its agents, auditors, consultants, and engineers), upon reasonable advance notice to NEDAK and during NEDAK’s normal administrative working hours, shall be granted by NEDAK access to and shall be permitted to inspect (i) the Facility, including but not limited to all storage vessels, and bins, and (ii) any and all records related to the processing of corn pursuant to this Agreement or related to any of NEDAK’s obligations under this Agreement.   In the event that NEDAK denies  Tenaska and/or Tenaska’s  representatives

NEDAK ETHANOL, LLC HAS REQUESTED THAT THE PORTIONS OF THIS DOCUMENT DENOTED BY BOXES AND ASTERISKS BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 PROMULGA1ED UNDER THE SECURITIES EXCHANGE ACT OF 1934.

EXECUTION VERSION

such access and/or right to inspect, NEDAK agrees that monetary damages would not be an appropriate or sufficient remedy for such an occurrence and that Tenaska shall have the right to pursue specific performance, injunction or other equitable relief compelling NEDAK to grant such access to Tenaska.  NEDAK hereby explicitly waives any defense related to the pursuit of such relief and waives any requirement for the securing or posting of any bond in connection with such remedy.

(b)           NEDAK and/or its designated representatives (including but not limited to its agents, auditors, consultants, and engineers), upon reasonable advance notice to Tenaska and during Tenaska’s normal working hours, shall be granted by Tenaska access to and shall be permitted to inspect any and all records related to Tenaska’s obligations under this Agreement. In the event that Tenaska denies NEDAK and/or NEDAK’s representatives such access and/or right to inspect, Tenaska agrees that monetary damages would not be an appropriate or sufficient remedy for such an occurrence and that NEDAK shall have the right to pursue specific performance, injunction or other equitable relief compelling Tenaska to grant such access to NEDAK.  Tenaska hereby explicitly waives any defense related to the pursuit of such relief and waives any requirement for the securing or posting of any bond in connection with such remedy.

(c)           On at least a weekly basis during the Term, NEDAK shall deliver to Tenaska a cash model report, prepared in sufficient detail so as to be acceptable to Tenaska in its reasonably exercised discretion, which shows NEDAK’s then-current cash position.  By the 30th day of each calendar month during the Term of this Agreement, NEDAK shall deliver to Tenaska a copy of NEDAK’s balance sheet and statements of income and retained earnings, as of the end of the immediately preceding calendar month, as prepared in accordance with generally accepted accounting principles in the United States of America in effect from time to time, consistently applied.

27.           Taxes.  Each Party shall use reasonable efforts to administer this Agreement and implement its provisions in accordance with the intent to minimize Taxes.  If either Party is exempt from Taxes, it shall provide to the other Party a certificate of exemption or other reasonably satisfactory evidence of such exemption. Each Party shall use reasonable efforts to obtain and cooperate with the attempts by the other Party to obtain any pass through, exemption from or reduction of any Tax.  Each Party hereby agrees to indemnify, release, defend and hold harmless the other Party from and against any and all Taxes that are the responsibility of such Party.  This Section 27 shall survive the expiration or termination of this Agreement.

28.           Indemnification.

(a)           NEDAK, for itself and its successors and permitted assigns, agrees to indemnify, defend and hold Tenaska and its respective directors, officers, employees and agents harmless from and against (i) all Claims arising with respect to the corn purchased to be processed at the Facility and any of the Products produced at the Facility pursuant to this Agreement while NEDAK has control and risk of loss thereof; (ii) all Claims that are caused by NEDAK’s breach of this Agreement; and (iii) all Claims incurred by Tenaska by reason of NEDAK’s violation of Applicable Law in its performance under

EXECUTION VERSION

this Agreement.  This Section 29(a) shall not be applicable to any Claims arising out of the negligent acts or omissions of or breach of this Agreement by Tenaska or its agents.  Tenaska shall give NEDAK prompt written notice of any Claims of which Tenaska receives notice arising out of or in connection with this Agreement and covered by this indemnity.  NEDAK may, at its election control the defense of any Claim subject to this indemnity asserted by a third party with counsel reasonably satisfactory to Tenaska (which consent to such choice of counsel shall not be unreasonably withheld, conditioned or delayed) and Tenaska shall have the right to reasonably participate in any defense. This indemnification shall not be limited by any insurance carried by NEDAK or by any contractor retained by NEDAK to provide any delivery or other services.

(b)           Tenaska, for itself and its successors and permitted assigns, agrees to indemnify defend and hold NEDAK and its respective directors, officers, employees and agents harmless from and against (i) all Claims arising with respect to the corn purchased to be processed at the Facility and any of the Products produced at the Facility pursuant to this Agreement while Tenaska has control and risk of loss thereof; (ii) all Claims that are caused by Tenaska’s breach of this Agreement; and (iii) all Claims incurred by NEDAK by reason of Tenaska’s violation of Applicable Law in its performance under this Agreement.   This Section 29(b) shall not be applicable to any Claims arising out of the negligent acts or omissions of or breach of this Agreement by NEDAK or its agents.  NEDAK shall give Tenaska prompt written notice of any Claims of which NEDAK receives notice arising out of or in connection with this Agreement and covered by this indemnity.  Tenaska may, at its election control the defense of any Claim subject to this indemnity asserted by a third party with counsel reasonably satisfactory to NEDAK (which consent to such choice of counsel shall not be unreasonably withheld, conditioned or delayed) and NEDAK shall have the right to reasonably participate in any defense.   This indemnification shall not be limited by any insurance carried by Tenaska or any contractor retained by Tenaska to provide any services hereunder.

(c)           This Section 29 shall survive the expiration or termination of this Agreement.

29.           Limitation of Remedies, Liability and Damages. THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF.  FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED IN THIS AGREEMENT, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE HEREBY WAIVED UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.  IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY HEREIN PROVIDED, THE LIABLE PARTY’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY.  SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED UNLESS EXPRESSLY PROVIDED IN THIS AGREEMENT.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST

EXECUTION VERSION

PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE.  TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.  THIS SECTION 30 SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT.

30.           Representations and Warranties.  On the Effective Date of this Agreement and throughout the entire Term of this Agreement, each Party represents and warrants to the other that:  (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other organizational action on its part and do not violate or conflict with any law applicable to it, its organizational documents or any order or judgment of a court or other agency of government applicable to it or its assets; (c) its obligations under this Agreement are legally valid and binding obligations, enforceable in accordance with their terms; (d) it has all necessary Governmental Approvals required in connection with the execution, delivery and performance of this Agreement; and (e) there are no Bankruptcy Proceedings pending or being contemplated by it or, to its knowledge, threatened against it, and there are no other legal proceedings pending before any court or governmental authority that would reasonably be expected to materially adversely affect its ability to perform its obligations under this Agreement.

31.           Nature of Agreement.  The Parties acknowledge and agree that this Agreement is intended by the Parties to constitute a bailment, and not a consignment or any other legal relationship between the Parties.  If Tenaska elects to file a UCC-1 financing statement or takes any other action to perfect a security interest in the corn purchased to be processed at the Facility and/or any of the Products produced at the Facility, (a) such action shall not be construed to infer any intention contrary to that described in the preceding sentence; and (b) NEDAK consents to any such action and agrees to take such action as Tenaska may reasonably request, at Tenaska’s sole cost, to ensure that Tenaska’s security interest in such corn purchased to be processed at the Facility and/or any of the Products produced at the Facility is perfected.

32.           Exclusivity; Specific Performance.  During the Term of the Agreement so long as no default or Event of Default or a Force Majeure event in any case applicable to Tenaska has occurred and is continuing, NEDAK shall not have the right to utilize the Facility to process corn owned by any party other than Tenaska (including any owned by NEDAK).  Except as provided in the preceding sentence, NEDAK each expressly agrees that during the Term of the Agreement, the Facility shall be utilized solely to process corn owned by Tenaska as described in this Agreement.  NEDAK acknowledges that, throughout the Term of this Agreement, Tenaska will have a need for the services  required to be provided by NEDAK hereunder, will be relying on the Facility to meet those needs, and would have no adequate remedy at law in the event NEDAK were to

EXECUTION VERSION

utilize the Facility to process corn owned by any party other than Tenaska in breach of this Agreement; and NEDAK therefore agrees that, in such event, Tenaska would be entitled to specific performance of NEDAK's obligations to supply to Tenaska the services described herein subject to the limitations provided in this Agreement and otherwise in accordance with this Agreement.

33.           Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.  Neither Party shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, that, either Party may assign this Agreement to any of its lenders as collateral without any such consent and each Party shall execute all consents, estoppels, waivers and other documents and instruments reasonably requested by the other Party’s lenders.  Any such assignee shall agree in writing to be bound by the terms and conditions of this Agreement.

34.           Notices.  Notices provided for or required to be in writing herein shall be delivered by hand or e-mail or transmitted by facsimile or sent by certified mail, postage prepaid, return receipt requested, or by overnight mail or courier.  Notices hand delivered or delivered by e-mail, shall be deemed delivered by the close of the Business Day on which it was hand delivered or delivered by e-mail (unless hand delivered or transmitted by e-mail after 5:00 p.m. Central Time on such Business Day, in which case it shall be deemed received on the next following Business Day.) Notices provided by facsimile shall be deemed to have been received upon the sending Party’s receipt of its facsimile machine’s confirmation of a successful transmission.  If the day on which such facsimile is received is not a Business Day or is after 5:00 p.m. Central Time on a Business Day, then such facsimile shall be deemed to have been received on the next following Business Day.  Notices provided by certified mail, postage prepaid, return receipt requested, or by overnight mail or courier, shall be deemed to have been received on the date noted as delivered on the receipt or tracking registry, as applicable.  This Section 35 shall be applicable whenever words such as “notify,” “submit,” “give,” or similar language are used in the context of giving notice to a party.  Any notice sent pursuant to Sections 25, 29 or 42 shall not be delivered via e-mail.

NEDAK:

Jerome Fagerland, CEO
NEDAK Ethanol, LLC
P.O. Box 391
Hillcrest Road,
Atkinson, Nebraska  68713
Ph:(402)925-5570
Fax:(402)925-2988
E-mail:jerome@nedakethanol.com

EXECUTION VERSION

With a copy of any notice sent pursuant to Section 25 or 29 also sent to:

David Bracht
Husch Blackwell LLP
1620 Dodge Street, Suite 2100
Omaha, NE  68102
Ph: (402)964-5025
E-mail: David.Bracht@huschblackwell.com

Tenaska:

                      Natalie Mason
Tenaska Biofuels, LLC
1045 N. 115th Street, Suite 200
Omaha, NE  68154
Ph: (402) 938-1645
Fax: (402) 938-6900
E-mail: nmason@tenaska.com

With a copy of any notice sent pursuant to Section 25 or 29 also sent to:

General Counsel
Tenaska, Inc.
1044 N. 115th Street
Omaha, NE  68154

35.           Confidentiality; Intellectual Property.

           (a)           No Party shall disclose (1) the terms of this Agreement to a third party (other than a Party’s and its affiliates’ employees, lenders, counsel, accountants or prospective permitted purchasers of a Party or all or substantially all of such Party’s assets or of any rights under this Agreement, in each case who have agreed to keep such terms confidential); or (2) any Confidential Information of a Party disclosed by or on behalf of such Party to the other Party which Confidential Information shall be used by the receiving Party solely to fulfill its obligations hereunder, except in order to comply with  Applicable Law or any exchange rule; provided, however, that each Party shall notify the other Party of any proceeding of which it is aware which may result in disclosure, if and to the extent such notice is not prohibited by such proceeding, and shall use reasonable efforts to prevent or limit the disclosure.  “Confidential Information” means a Party’s plans, markets, marketing strategy, finances, programs, practices, processes, products, costs, know-how, technology, intellectual property rights, equipment, operations, customers, trade secrets or any other confidential or proprietary information other than information that: (i) is or becomes known to the public through no fault of the receiving Party or its employees, agents or contractors; (ii) the receiving Party can prove was already known to it at the time of disclosure free from any obligation of confidentiality or secrecy to the disclosing Party or any third party; or (iii) was or becomes available to the receiving Party on a non-confidential basis from a third party not under any obligation of confidentiality or secrecy to the disclosing Party or any third party.  The Parties acknowledge that any breach or violation of this Section 36 with

EXECUTION VERSION

respect to its Confidential Information cannot be sufficiently remedied by money damages alone and, accordingly, the disclosing Party will be entitled to seek, in addition to damages and any other remedies provided by law, specific performance, injunctive and other equitable relief respecting any such violation, and each Party as the receiving Party hereby explicitly waives any defense related to the pursuit of such relief and waives any requirement for the securing or posting of any bond in connection with such remedy.

           (b)           Each Party hereby expressly agrees that any and all intellectual property existing or owned by either Party shall remain the sole and exclusive property of the owner.  Each Party further agrees not to register or use any intellectual property that is similar to that used or owned by the other Party.

           (c)           This Section 36 shall survive the expiration or termination of this Agreement.

36.           Press Releases; Representations. Neither Party shall issue a press release or any public statement related to this Agreement without the express consent of the other Party, and then only to the extent such other Party has approved the text thereof.  The relationship between the Parties established under this Agreement is that of independent contractors, nothing contained in this Agreement shall be construed or constitute any Party as the employee, agent, partner, joint venturer or contractor of any other Party.  Each Party expressly agrees that it shall not make any statement or representation to any third party that is inconsistent with the immediately preceding sentence.

37.           Governing Law; Waiver of Jury Trial.  This Agreement and the rights and duties of the Parties arising hereunder shall be governed by, enforced and construed in accordance with the laws of the State of Nebraska, without reference to such state’s choice of laws provisions. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.  EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 38.

38.           Entire Agreement; Amendments; Interpretation. This Agreement constitutes the entire agreement between the Parties relating to the subject matter contemplated by this Agreement and supersedes any prior or contemporaneous agreements or representations affecting the same subject matter. Except for any matters which, in accordance with the express provisions of this Agreement, may be resolved by verbal agreement between the Parties, no amendment, modification or change to this Agreement shall be enforceable unless reduced to a writing specifically referencing this Agreement and executed by both Parties. The Parties acknowledge that each Party and its counsel

EXECUTION VERSION

have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be used in interpretation of this Agreement.

39.           Counterparts; Severability. This Agreement may be executed in several counterparts, each of which is an original and all of which constitute one and the same instrument. Except as may otherwise be stated herein, any provision or section hereof that is declared or rendered unlawful or unenforceable by any applicable court of law or regulatory agency, or deemed unlawful or unenforceable because of a statutory change, will not otherwise affect the lawful obligations that arise under this Agreement. In the event any provision of this Agreement is declared unlawful or unenforceable, the Parties will promptly renegotiate to restore this Agreement as near as possible to its original intent and effect.

40.           Non-Waiver; Duty to Mitigate; No Third Party Beneficiaries. No waiver by any Party of any of its rights with respect to the other Party or with respect to any matter or default arising in connection with this  Agreement shall be construed as a waiver of any subsequent right, matter or default whether of a like kind or different nature. Any waiver shall be in writing signed by the waiving Party. Each Party agrees that it has a duty to mitigate damages. This Agreement is made and entered into for the sole protection and legal benefit of the Parties, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

41.           Term.  The term of this Agreement shall commence on January 11, 2012 (the “Effective Date”). If the Agreement is not previously terminated in accordance with its terms or by the mutual written consent of the Parties, this Agreement shall continue from the Effective Date through the seventh (7th) anniversary thereof (the “Initial Term”). The Initial Term shall be followed by successive one (1) year renewal terms (each a “Renewal Term”), unless written notice is delivered by one Party to the other Party at least ninety (90) days prior to the end of the then-current term (either the Initial Term or any Renewal Term), designating the termination of this Agreement as of the end of such then-current term.  The Initial Term and any Renewal Term shall collectively be referred to herein as the “Term”.

42.           Conditions Precedent.   As a condition precedent to the occurrence of the Effective Date, NEDAK shall deliver to Tenaska a written letter agreement executed by Senior Lender in the form attached as Exhibit B hereto.

[Remainder of page intentionally left blank.  Signature page follows.]

EXECUTION VERSION

IN WITNESS WHEREOF the Parties have executed this Agreement by their respective proper signing officers as of the date first above written.

NEDAK Ethanol, LLC

                                                      By: _/s/ Jerome Fagerland
                                                      Name: Jerome Fagerland
              Title: CEO

Tenaska BioFuels, LLC

By:/s/  Timothy G. Kudron
Name: Timothy G. Kudron
Title:  Senior Vice President

EXECUTION VERSION

Exhibit A

DGS Quality Specifications

	WDGS	DDGS
Moisture	[*]%	[*]%
Min Crude Protein	[*]%	[*]%
Min Crude Fat	[*]%	[*]%
Max Crude Fiber	[*]%	[*]%
Max Ash	[*]%	[*]%

Corn Quality Specifications

Yellow Corn Grade #2

Characteristics	Units
Moisture	[*]% max
Heat damaged kernels	[*]% max
Total damaged kernels	[*]% max
Protein	[*]% min
Admixture	[*]% max
Aflatoxin total	[*] PPB

NEDAK ETHANOL, LLC HAS REQUESTED THAT THE PORTIONS OF THIS DOCUMENT DENOTED BY BOXES AND ASTERISKS BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 PROMULGA1ED UNDER THE SECURITIES EXCHANGE ACT OF 1934.

EXECUTION VERSION

Exhibit B

Letter To Tenaska From Senior Lender

December 31, 2011

Natalie Mason
Tenaska BioFuels, LLC
1045 N. 115th Street, Suite 200
Omaha, NE  68154

Dear Ms. Mason:

This letter makes reference to that Asset Management Agreement by and between NEDAK Ethanol, LLC, a Nebraska limited liability company, (“NEDAK”), and Tenaska BioFuels LLC, a Delaware limited liability company (“Tenaska”), dated December 31, 2011 (the “Agreement”).  All terms used herein with initial capitalization shall have the meaning set forth in the AMA.

AgCountry Farm Credit Services, FLCA, a federal land credit association organized under the laws of the United States (“AgCountry”) hereby acknowledges Tenaska’s ownership interest in all of the corn and natural gasoline held in holding tanks at the Facility and finished Products produced at the Plant during the Term of the Agreement, and agrees, during the Term of the Agreement and any subsequent period required for Tenaska to move such products to which Tenaska has title pursuant to the Agreement from the Facility premises, not to interfere with Tenaska’s rights to own, possess or repossess any such products to which Tenaska has title pursuant to the Agreement.

Further, AgCountry acknowledges and agrees that it has reviewed Section 8(b) of the Agreement and agrees not to take any action that would interfere with Tenaska’s rights under Section 8(b) of the Agreement.

AgCountry has executed this letter by its respective duly authorized officer as of the date first above written.

Sincerely,

___________________
Randy Aberle
VP Managing Director – Large Agibusiness Markets